As filed with the Securities and Exchange Commission on September 23, 1996


                                       Registration No. 333-



                SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549
                         _______________

                             FORM S-3
                      REGISTRATION STATEMENT
                              Under
                    The Securities Act of 1933
                         _______________

                  CHESAPEAKE ENERGY CORPORATION
      (Exact name of registrant as specified in its charter)
                         _______________

         Delaware                              73-1395733
(State or other jurisdiction of             (I.R.S. Employer
incorporation or organization)             Identification No.)

6100 North Western Avenue                   Aubrey K. McClendon
Oklahoma City, Oklahoma  73118             Chairman of the Board
     (405) 848-8000                     6100 North Western Avenue
(Address, including zip code,        Oklahoma City, Oklahoma  73118
    and telephone number,                       (405) 848-8000
   including area code, of           (Name, address, including zip
    registrant's principal             code, and telephone number,
     executive offices)               including area code, of agent
                                               for service)

                             Copy to:

                      Theodore M. Elam, Esq.
                      Connie S. Stamets, Esq.
                          McAfee & Taft
                    A Professional Corporation
                  211 North Robinson, Suite 1000
                  Oklahoma City, Oklahoma  73102
                          (405) 235-9621

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earli-er effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                 CALCULATION OF REGISTRATION FEE
Title of
Each Class                     Proposed      Proposed
of                              Maximum       Maximum       Amount of
Securities        Amount        Offering     Aggregate      Registra-
to be             to be        Price Per      Offering        tion
Registered     Registered(1)    Unit(2)       Price(2)      Fee(1)(3)
- -----------    -------------   ---------     ---------     -----------
Common         48,600 Shares  $58.625       $2,849,175     $983.00
Stock, Par
Value $0.10
per share

(1) An earlier registration statement on Form S-3 (No. 333-040207) relating to the same offering registered 587,000 shares
     (880,500 shares, after adjustment to give effect to a 3-for-2 stock split in June 1996). A filing fee of $13,486 was paid with respect to such shares.

(2) Estimated solely for the purpose of calculating the registra-tion fee pursuant to Rule 457 of the Securities Act of 1933.

(3)  Calculated in accordance with Rule 457(c) of the Securities
     Act of 1933, based on the average of the high and low prices reported in the consolidated reporting system on September 19,
     1996.
                    _________________________

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     This Registration Statement is filed pursuant to Rule 429 under the Securities Act of 1933. The prospectus contained herein also relates to the registrant's registration statement on Form S-3 (No. 333-040207), which was declared effective on May 22, 1996.
See note 1 to fee table above.

                  CHESAPEAKE ENERGY CORPORATION
                    6100 North Western Avenue
                  Oklahoma City, Oklahoma 73118
                          (405) 848-8000


                            PROSPECTUS


This Prospectus covers the resale of 929,100 shares ("Shares") of common stock, par value $0.10 per share ("Common Stock"), of Chesapeake Energy Corporation (the "Company") from time to time on the New York Stock Exchange, in the over-the-counter market, in negotiated transactions or through other means. Sales may be effected at market prices prevailing at the time of sale or at such other prices as may be negotiated. In any transaction, a Selling Shareholder may be deemed an "underwriter" as defined in the Securities Act of 1933, as amended. The Company will receive no part of the proceeds of any such resales. Certain expenses to be incurred in connection with this offering of the Shares, estimated to be $20,000, will be paid by the Company.

The Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "CHK". On September 19, 1996, the reported closing sales price of the Common Stock on the NYSE was $58 5/8 per share.

No person has been authorized in connection with this offering to give any information or to make any representations, other than as contained or incorporated by reference in this Prospectus, and, if given or made, such information or representations must not be relied upon. This Prospectus is not an offer or solicitation in any jurisdiction to any person to whom such offer may not lawfully be made. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

     See "Risk Factors" beginning on page 5 for a discussion of certain factors that should be considered by prospective investors.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
     THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
     CRIMINAL OFFENSE.



         The date of this Prospectus is _________, 1996.

                       AVAILABLE INFORMATION

     The Company has filed with the Commission Registration State-ments on Form S-3 (collectively, the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, covering the Common Stock being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission and to which reference is hereby made. Statements made or incorporated by reference in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to the exhibit, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed for trading on the New York Stock Exchange. The Company's reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.


         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995, its Quarterly Reports on Form 10-Q for the quarters ended September 30, 1995, December 31, 1995, and March 31, 1996, the Company's Current Reports on Form 8-K dated August 24, 1995, and April 30, July 1, July 26, August 29, and September 4, 1996, the description of the Company's Common Stock contained in the Company's registration statement on Form 8-A, dated April 13, 1995 in each case, if applicable, as amended, and all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering described herein shall be deemed to be incorporated in this Prospectus and to be a part hereof from the date of the filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy (without exhibits unless such exhibits are specifically incorpo-rated by reference into such document) of any or all documents incorporated by reference in this Prospectus. Requests for such copies should be directed to Marcus C. Rowland, Vice President-Finance and Chief Financial Officer, Chesapeake Energy Corporation, 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, by mail, and if by telephone (405) 848-8000.

                             SUMMARY

The Company

     Chesapeake Energy Corporation is an independent energy company which utilizes advanced drilling and completion technologies to explore for and produce oil and natural gas. The Company ranks among the five most active drillers of all new wells in the United States.

     The Company's executive offices are located at 6100 North
Western Avenue, Oklahoma City, Oklahoma 73118 and its telephone number is (405) 848-8000.

Reasons for Registration of Shares

     In May 1992, Chesapeake Investments, an Oklahoma Limited Partnership ("CI"), in which Aubrey K. McClendon, Chairman of the Board, a director and principal shareholder of the Company, is the sole general partner and his wife is the sole limited partner, and TLW Investments, Inc. ("TLW"), an Oklahoma corporation, of which Tom L. Ward, President, a director and principal shareholder of the Company, is the sole shareholder and chief executive officer, borrowed $2.9 million from a group of lenders. The proceeds of such borrowing were paid to the Company to satisfy joint interest billings owed by CI and TLW. This loan was repaid in 1993.

     As part of the lending transaction, CI and TLW granted the lenders options to purchase 1,409,400 shares of Common Stock owned by CI and TLW ("Lender Options"), and the Company agreed that, upon request by the lenders following consummation of the Company's initial public offering, the Company would register shares of Com-mon Stock acquired by the lenders upon exercise of Lender Options pursuant to the Securities Act. Beginning in August 1995, CI and TLW repurchased Lender Options to purchase 480,300 shares of Common Stock, and the remaining Lender Options have been exercised. Under the terms of the registration agreement, the Company agreed to pay legal and accounting expenses, and the lenders agreed to pay all remaining expenses, incurred in connection with the registration of the Shares. The lenders or their respective assignees who currently hold shares of Common Stock acquired upon exercise of Lender Options have requested registration of the shares.

                           RISK FACTORS

     In addition to the other information set forth elsewhere or incorporated by reference in this Prospectus, the following factors relating to the Company and the Shares offered hereby should be considered when evaluating an investment in the Common Stock offered hereby.

Need to Replace Reserves

     As is customary in the oil and gas exploration and production industry, the Company's future success depends upon its ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. Unless the Company successfully replaces the reserves that it produces (through successful development, exploration or acquisition), the Company's proved reserves will decline. Further, 40% of the Company's proved reserves at June 30, 1996 were located in the prolific Austin Chalk trend in the Giddings Field in Texas, where wells are characterized by relatively rapid decline rates. Approximately 60% of the Company's total proved reserves at June 30, 1996 were undeveloped. Recovery of such reserves will require significant capital expenditures and successful drilling operations. There can be no assurance that the Company will continue to be successful in its effort to develop or replace its proved reserves.

     In addition to the development of its existing proved reserves, the Company expects that its inventory of unproven drilling locations will be the primary source of new reserves, production and cash flow over the next few years. The Louisiana Trend, in particular, is a key element of the existing inventory. While early drilling in the Masters Creek area of the Louisiana Trend by the Company and others has been encouraging, at June 30, 1996 the Company had initiated oil and natural gas sales from only one well in this area and there can be no assurance that the Louisiana Trend will yield substantial economic returns. Failure of the Louisiana Trend to yield significant quantities of economically attractive reserves and production could have a material adverse impact on the Company's future financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

Substantial Indebtedness

     At June 30, 1996, the Company and its subsidiaries had $275 million of indebtedness, including current maturities of long-term indebtedness, and stockholders' equity of $178 million. The Company may incur additional indebtedness under its $125 million revolving credit facility with Union Bank (the "Revolving Credit Facility").

     This level of indebtedness will have important consequences to holders of the Common Stock, including the following: (i) the ability of the Company to obtain additional financing in the future for working capital, acquisitions, capital expenditures and other general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations will be required to be dedicated to the payment of the Company's interest expense and principal repayment obligations; (iii) the Company is more highly leveraged than many of its competitors, which may place it at a competitive disadvantage; and (iv) the Company's degree of leverage may make it more vulnerable to a downturn in its business or the economy generally. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

Substantial Capital Requirements

     The Company has made and intends to make substantial capital expenditures in connection with the exploration and production of its oil and gas properties. During fiscal 1996, Chesapeake's capital expenditures totaled $173 million for drilling and completion activities and $163 million for acquisition costs. Its present capital expenditure budget for fiscal 1997 is $235 million for drilling and completion activities, $10 million for seismic programs, $42 million for acreage acquisition and $13 million for other corporate purposes. The Company's present intention is to fund these capital expenditures through a combination of cash flow from operations, cash on hand, and existing credit facilities. Future cash flows and the availability of credit are subject to a number of variables, such as the level of production from existing wells, prices of oil and gas and the Company's success in locating and producing new reserves. If revenue were to decrease as a result of lower oil and gas prices, decreased production or otherwise, and the Company had no availability under the Revolving Credit Facility, the Company could have limited ability to replace its reserves or to maintain production at current levels, resulting in a decrease in production and revenue over time. If the Company's cash flow from operations and availability under its Revolving Credit Facility are not sufficient to satisfy its capital expenditure budget, there can be no assurance that additional debt or equity financing will be available to meet these requirements.

Restrictions Imposed by Lenders

     The instruments governing the indebtedness of the Company and its subsidiaries impose significant operating and financial restrictions on the Company. The terms of the indentures (the "Indentures") for its outstanding Senior Notes (consisting of 9 1/8% Senior Notes due 2006 (the "9 1/8% Notes"), 10 1/2% Senior Notes due 2002 (the "10 1/2% Notes") and 12% Senior Notes due 2001 (the "12% Notes"), referred to collectively herein as the "Senior Notes") and the Company's bank credit facilities affect, and in many respects significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness, pay dividends, repay indebtedness prior to its stated maturity, sell assets or engage in mergers or acquisitions. These restrictions could also limit the ability of the Company to effect future financing, make needed capital expenditures, withstand a future downturn in the Company's business or the economy in general, or otherwise conduct necessary corporate activities. A failure by the Company to comply with these restrictions could lead to a default under the terms of such indebtedness. In the event of default, the holders of such indebtedness could elect to declare all of the funds borrowed pursuant thereto to be due and payable together with accrued and unpaid interest. In such event, there can be no assurance that the Company would be able to make such payments or borrow sufficient funds from alternative sources to make any such payment. Even if additional financing could be obtained, there can be no assurance that it would be on terms that are favorable or acceptable to the Company. In addition, the Company's indebtedness under its credit agreements is secured by a substantial portion of the assets of the Company and its subsidiaries. The pledge of such collateral to existing lenders could impair the Company's ability to obtain favorable financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

Repurchase of Notes upon a Change of Control and Other Events

     The Company must offer to purchase the Senior Notes upon the occurrence of certain events. In the event of a Change of Control (as defined in the Indentures), the Company must offer to purchase all Senior Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. To the extent that the Company's adjusted consolidated net tangible assets are less than 125% of its indebtedness for any two consecutive calendar quarters, the Company will be required to make an offer to purchase up to 10% of the principal amount of the 12% Notes and, under certain circumstances, the 10 1/2% Notes, at 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (a "Deficiency Offer"). In the event of certain asset dispositions, the Company will be required under certain circumstances to use any of the excess proceeds to offer to purchase the Senior Notes at 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (a "Net Proceeds Offer").

     The events that constitute a Change of Control or require a Net Proceeds Offer or a Deficiency Offer may also constitute or cause events of default under the Indentures, the Revolving Credit Facility or other senior indebtedness of the Company and its subsidiaries. Such events may permit the lenders under such debt instruments to accelerate the debt and, if the debt is not paid, to enforce security interests on substantially all the assets of the Company and its subsidiaries. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

Price Fluctuations

     The Company's revenue, profitability and future rate of growth are substantially dependent upon prevailing prices for oil, gas and natural gas liquids, which are dependent upon numerous factors such as weather, economic, political and regulatory developments and competition from other sources of energy. The Company is affected more by fluctuations in natural gas prices than oil prices, because a majority of its production (86% in fiscal 1996 on a gas equivalent basis) is natural gas. The volatile nature of the energy markets and the unpredictability of actions of OPEC members make it particularly difficult to estimate future prices of oil, gas and natural gas liquids. Prices of oil, gas and natural gas liquids are subject to wide fluctuations in response to relatively minor changes in circumstances, and there can be no assurance that future prolonged decreases in such prices will not occur. All of these factors are beyond the control of the Company. Any significant decline in oil and gas prices could have a material adverse effect on the Company's operations, financial condition and level of expenditures for the development of its oil and gas reserves, and may result in violations of certain covenants contained in the Company's credit agreements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

Writedowns of Carrying Values

     The Company periodically reviews the carrying value of its oil and gas properties under the full cost accounting rules of the Securities and Exchange Commission (the "Commission"). Under these rules, capitalized costs of oil and natural gas properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties. Application of this "ceiling" test generally requires pricing future revenue at the unescalated prices in effect as of the end of each fiscal quarter and requires a writedown for accounting purposes if the ceiling is exceeded, even if prices declined for only a short period of time, and even if prices increase in subsequent periods. The risk that the Company will be required to write down the carrying value of its oil and natural gas properties increases when oil and natural gas prices are depressed or decline substantially. If a writedown is required, it would result in a one-time charge to earnings, but would not impact cash flow from operating activities.

Uncertainty of Estimates of Oil and Gas Reserves

     There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves, including many factors beyond the control of the Company. Any estimates of the Company's proved oil and gas reserves and the estimated future net revenue therefrom rely upon various assumptions, including assumptions required by the Commission as to constant oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil and gas reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. As a result such estimates are inherently imprecise. Actual future production, revenue, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves may vary substantially from those estimated by the Company. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves. In addition, the Company's reserves may be subject to downward or upward revision, based upon production history, results of future exploration and development, prevailing oil and gas prices and other factors, many of which are beyond the Company's control.

Drilling and Operating Risks

     Oil and gas drilling activities are subject to numerous risks, many of which are beyond the Company's control. The Company's operations may be curtailed, delayed or canceled as a result of title problems, weather conditions, compliance with governmental requirements, mechanical difficulties and shortages or delays in the delivery of equipment. In addition, the Company's properties may be susceptible to hydrocarbon drainage from production by other operators on adjacent properties. Industry operating risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards such as oil spills, gas leaks, ruptures or discharges of toxic gases, the occurrence of any of which could result in substantial losses to the Company due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations.

     The Company has been among the most active drillers of horizontal wells and expects to drill a significant number of deep horizontal wells in the future. The Company's horizontal drilling activities involve greater risk of mechanical problems than conventional vertical drilling operations. In some cases, the locations will require wells to be drilled to greater depths, which may involve more complex drilling than wells drilled to date.
These wells may be significantly more expensive to drill than those drilled to date.

     In accordance with customary industry practice, the Company maintains insurance against some, but not all, of the risks described above. There can be no assurance that any insurance will be adequate to cover losses or liabilities. The Company cannot predict the continued availability of insurance, or its availability at premium levels that justify its purchase.

Competition

     The Company operates in a highly competitive environment. The Company competes with major and independent oil and gas companies for the acquisition of desirable oil and gas properties, as well as for the equipment and labor required to develop and operate such properties. Many of these competitors have financial and other resources substantially greater than those of the Company.

Reliance on Key Personnel; Conflicts of Interest

     The Company is dependent upon its Chief Executive Officer, Aubrey K. McClendon, and its Chief Operating Officer, Tom L. Ward. The unexpected loss of the services of either of these executive officers could have a detrimental effect on the Company. The Company maintains $20 million key man life insurance policies on the life of each of Messrs. McClendon and Ward.

     Messrs. McClendon and Ward, together with another executive officer of the Company, have rights to, and do, participate in wells drilled by the Company. Such participation may create interests which conflict with those of the Company.

Control by Certain Stockholders

     At August 31, 1996, Messrs. Aubrey K. McClendon, Tom L. Ward, the Aubrey K. McClendon Children's Trust and the Tom L. Ward Children's Trust beneficially owned an aggregate of 11,081,350 shares (excluding outstanding options) representing approximately 37% of the outstanding Common Stock. Other members of the Company's Board of Directors and senior management beneficially owned an aggregate of 872,683 shares (excluding outstanding options) which, together with the shares beneficially owned by Messrs. McClendon and Ward and their respective children's trusts, represented approximately 40% of the Company's outstanding Common Stock. As a result, Messrs. McClendon and Ward, together with other members of the Company's Board of Directors and senior management, are in a position to effectively control the Company through their ability to significantly influence matters requiring the vote or consent of the Company's stockholders.

Governmental Regulation

     Oil and gas operations are subject to various federal, state and local governmental regulations which may be changed from time to time in response to economic or political conditions. From time to time, regulatory agencies have imposed price controls and limitations on production in order to conserve supplies of oil and gas. In addition, the production, handling, storage, transporta-tion and disposal of oil and gas, by-products thereof and other substances and materials produced or used in connection with oil and gas operations are subject to regulation under federal, state and local laws and regulations primarily relating to protection of human health and the environment. To date, expenditures related to complying with these laws and for remediation of existing environ-mental contamination have not been significant in relation to the results of operations of the Company. There can be no assurance that the trend of more expansive and stricter environmental legislation and regulations will not continue.

Dividend Rights and Restrictions on Payment of Dividends

     Holders of Common Stock will be entitled to receive dividends when, as and if declared by the Board of Directors of the Company out of funds legally available therefor. The Indentures and certain of the Company's other credit agreements restrict the payment of dividends to the holders of the Company's capital stock, including the Common Stock. As described under "Price Range of Common Stock and Dividend Policy," the Company's current policy is to retain its earnings to support its business. The determination of the amount of future cash dividends, if any, to be declared and paid is in the sole discretion of the Company's Board of Directors and will depend on the Company's financial condition, earnings and funds from operations, the level of its capital and exploration expenditures, dividend restrictions in its financing agreements, its future business prospects and other matters as the Company's Board of Directors deems relevant. The amount permitted under the Company's credit agreements and the Indentures to be used to pay dividends will vary over time depending on, among other things, the Company's earnings and any future issuances of capital stock.

         PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Since April 28, 1995 the Company's Common Stock has traded on the NYSE under the symbol "CHK." The table below sets forth the high and low sales prices for the Company's Common Stock on the NYSE since April 28, 1995 and, during the prior periods indicated, on the Nasdaq National Market. The prices reflected below have been adjusted to reflect the stock splits effected in December 1994, December 1995 and June 1996. The reported last sale price of the Common Stock on the NYSE on September 19, 1996 was $ 58 5/8.

                                                  Price Range
                                                of Common Stock
                                               ------------------
                                                 High     Low
                                               -------    -------
Fiscal Year Ended June 30, 1995:
     1st Quarter                               $ 4.89     $ 1.78
     2nd Quarter                                 7.67       4.28
     3rd Quarter                                 9.67       4.44
     4th Quarter                                13.39       9.33

Fiscal Year Ended June 30, 1996:
     1st Quarter                               $14.55     $ 9.06
     2nd Quarter                                22.17      12.40
     3rd Quarter                                32.00      21.33
     4th Quarter                                60.75      31.00

Fiscal Year Ending June 30, 1997:
     1st Quarter (through September 19, 1996)  $70.25     $41.50

     The Company has never paid cash dividends on its Common Stock. The Company's policy is to retain its earnings to support the growth of the Company's business. The Board of Directors of the Company does not intend to pay cash dividends on the Company's Common Stock for the foreseeable future. In addition, the Indentures and other agreements with the Company's lenders contain certain restrictions on the Company's ability to declare and pay dividends. The payment of future cash dividends, if any, will be reviewed periodically by the Board of Directors and will depend upon, among other things, the Company's financial condition, funds from operations, the level of its capital and development expenditures, its future business prospects and any restrictions imposed by the Company's present or future credit facilities.


                       SELLING SHAREHOLDERS

     Each of the Selling Shareholders named below is the beneficial owner of the shares of Common Stock set opposite its/his name.

                                    Shares
                                    Beneficially
                                    Owned as of      Number of Shares
Selling                             August 31,       to be Offered for
Shareholder        Address          1996             Owner's Account
- -------------      --------------   ------------     -----------------
John J. Mack       c/o Morgan       172,250(1)       172,250(1)
                   Stanley Group,
                   Inc.
                   1585 Broadway
                   New York, NY
                   10036

Edgar F. Heizer,   261 Bluff's Edge 513,450(3)       340,200
Jr.(2)             Drive
                   Lake Forest, IL
                   60045

L. C. Lookabaugh   2204 Alderham     30,000           30,000
Company            Oklahoma City, OK
                   73170

Frank Gerber       Route 2           12,150           12,150
Merrill            Purcell, OK 73080

Robert E. Braver   3512 S.E. 15th    12,150           12,150
                   Edmond, OK 73013

Belle Isle         2600 N.W. 55th    60,750           60,750
Community Church   Place
                   Oklahoma City, OK
                   73112

Frederick B.       c/o Morgan       420,750(3)       243,000
Whittemore(2)      Stanley Group,
                   Inc.
                   1251 Avenue of
                   the Americas
                   New York, NY
                   10020

Belco Energy Corp. c/o Alan Berlin   48,600          48,600
                   Crown Funding
                   2 Gannett Drive
                   White Plains, NY
                   10604

(1)  Previously sold 10,000 shares pursuant to this Prospectus.

(2)  Messrs. Heizer and Whittemore are directors of the Company.

(3) Includes 173,250 shares of Common Stock subject to currently exercisable stock options granted by the Company.


                       PLAN OF DISTRIBUTION

     A Selling Shareholder may sell the Shares through under-writers, dealers or agents, or directly to a limited number of purchasers or to a single purchaser. A Prospectus Supplement with respect to the Shares offered thereby will set forth the terms of the offering of such Shares, including the name or names of any underwriters, dealers or agents, the purchase price of such Shares and the proceeds to the Selling Shareholders from such sale, any underwriting discounts and other items constituting underwriters' compensation, the public offering price and any discounts or concessions allowed or reallowed or paid to dealers. The public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are involved in the sale, the Shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriter or underwriters with respect to a particular underwritten offering of Shares will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in such Prospectus Supplement, the obligations of the underwriters to purchase the Shares will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Shares if any are purchased.

     Shares may be sold directly by a Selling Shareholder or through agents designated by the Selling Shareholder from time to time. Any such agent, who may be deemed to be an underwriter as the term is defined in the Securities Act, involved in the offer or sale of any of the Shares will be named, and any commissions payable by the Selling Shareholder to such agent will be set forth, in the Prospectus Supplement relating to such offer or sale.
Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If sold through agents, the Shares offered hereby may be sold from time to time through such agents, by means of (i) ordinary brokers' transactions, (ii) block transactions (which may involve crosses) in accordance with the rules of the NYSE, in which such agent may attempt to sell the Shares as agent but may position and resell all or a portion of the blocks as principal, (iii) "fixed price offerings" off the floor of the NYSE or "exchange distributions" and "special offerings" in accordance with the rules of the NYSE or (iv) a combination of any such methods of sale, in each case at market prices prevailing at the time of sale in the case of transactions on the NYSE and at negotiated prices related to prevailing market prices in the case of transactions off the floor of the NYSE. In connection therewith, distributors' and sellers' commissions may be paid or allowed that will not exceed those customary in the types of transactions involved. If an agent purchases Shares as principal, such stock may be resold by any of the methods of sale described above.

     From time to time an agent may conduct a "fixed price offering" of Shares covered by this Prospectus off the floor of the NYSE. In such case, such agent would purchase a block of the Shares from a Selling Shareholder and would form a group of selected dealers to participate in the resale of such Shares. Any such offering would be described in a Prospectus Supplement setting forth the terms of the offering and the number of the Shares being offered. It is also possible that an agent may conduct from time to time "special offerings" or "exchange distributions" in accordance with the rules of the NYSE. Any such offering or distribution would be described in a Prospectus Supplement at the time thereof.

     If a dealer is used in the sale of the Shares, a Selling Shareholder would sell such Shares to the dealer, as principal. The dealer may then resell such Shares to the public at varying prices to be determined by such dealer at the time of resale. The name of any dealer involved in a particular offering of Shares and any discounts or concessions allowed or reallowed or paid to the dealer will be set forth in the Prospectus Supplement relating to such offering.

     Subject to certain conditions, the Company and each Selling Shareholder may agree to indemnify the several underwriters, agents or dealers and their controlling persons against certain civil liabilities, including certain liabilities under the Securities Act, or to have the Company and each Selling Shareholder contribute to payments any such person may be required to make in respect hereof. Agents, underwriters and dealers may engage in transactions with or perform services for the Company and any Selling Shareholder in the ordinary course of business.


                          LEGAL MATTERS

     The validity of the shares of Common Stock offered by the Selling Shareholders has been passed upon by McAfee & Taft A
Professional Corporation, Oklahoma City, Oklahoma.


                             EXPERTS

     The consolidated financial statements of the Company as of June 30, 1994 and 1995 and for each of the three years in the period ended June 30, 1995 and the financial statements of Chesapeake Exploration Limited Partnership as of and for the same dates and periods, incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 1995, have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The statement of revenues and direct operating expenses of the Amerada Hess Properties, as defined in note 1 thereto, for the year ended June 30, 1995, incorporated by reference in this Prospectus, has been so incorporated by reference in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Certain estimates of oil and gas reserves incorporated herein by reference were based upon engineering studies prepared by Williamson Petroleum Consultants, Inc., independent petroleum engineers. Such estimates are incorporated by reference herein in reliance on the authority of such firm as experts in such matters.

BACK COVER - LEFT SIDE

No dealer, salesperson or other person
has been authorized to give any infor-
mation or to make any representations
other than those contained in or
incorporated by reference in this Pro-
spectus in connection with the offer
made by this Prospectus and, if given
or made, such information or represen-
tations must not be relied upon as
having been authorized by the Company.
Neither the delivery of this Prospectus
nor any sale made hereunder shall,
under any circumstances, create any
implication that there has been no
change in the affairs of the Company
since the date hereof.  This Prospectus
does not constitute an offer or
solicitation by anyone in any
jurisdiction in which such offer or
solicitation is not authorized or in
which the person making such offer is
not qualified to do so or to any person
to whom it is unlawful to make such
solicitation.

        __________________

         TABLE OF CONTENTS
                                       Page
                                       ----

Available Information. . . .. . . . . . .2
Incorporation of Certain
  Documents by Reference. . . . . . . . .2
Summary.  . . . . . . . . . . . . . . . .4
Risk Factors  . . . . . . . . . . . . . .5
Price Range of Common Stock
  and Dividend Policy . . . . . . . . . 11
Selling Shareholders  . . . . . . . . . 12
Plan of Distribution  . . . . . . . . . 14
Legal Matters . . . . . . . . . . . . . 15
Experts . . . . . . . . . . . . . . . . 15

BACK COVER - RIGHT SIDE


            929,100 Shares



    CHESAPEAKE ENERGY CORPORATION



             Common Stock





       ______________________

             PROSPECTUS
       ______________________


         _____________, 1996

                             PART II
              INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

          Set forth below is an itemization of the costs expected to be incurred in connection with the offer and sale of the securities registered hereby and by the Registrant's registration statement on Form S-3 (No. 333-040207). With the exception of the Securities Act fees, all amounts are estimates.

          Securities Act Registration Fee. . . . . . . . . .   $14,469*
          Legal Fees and Expenses. . . . . . . . . . . . . .    15,000
          Accounting Fees and Expenses . . . . . . . . . . .     5,000
          Miscellaneous. . . . . . . . . . . . . . . . . . .     5,000*
                                                               -------
                    Total. . . . . . . . . . . . . . . . . .   $39,469
          _______________

          * To be paid by the Selling Shareholders.


Item 15.  Indemnification of Directors and Officers.

          The General Corporation Law of Delaware, under which the Registrant is incorporated, permits indemnification against expenses, including attorneys' fees, actually and reasonably incurred by such persons in connection with the defense of any action, suit or proceeding in which such a person is a party by reason of his being or having been a director, employee or agent of the Registrant, or of any corporation, partnership, joint venture, trust or other enterprise in which he served as such at the request of the Registrant, provided that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and provided further (if the threatened, pending or completed action or suit is by or in the right of the corporation) that he shall not have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation (unless the court determines that indemnity would nevertheless be proper under the circumstances). Article VIII of the Registrant's Certificate of Incorporation provides for indemnification of the Registrant's directors and officers. The Delaware General Corporation Law also permits the Registrant to purchase and maintain insurance on behalf of the Registrant's directors and officers against any liability arising out of their status as such, whether or not Registrant would have the power to indemnify them against such liability. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act of 1933 (the "Securities Act").

          The Registrant has entered into indemnity agreements with each of its directors and executive officers. Under each indemnity agreement, the Registrant will pay on behalf of the indemnitee, and his executors, administrators and heirs, any amount which he is or becomes legally obligated to pay because of (i) any claim or claims from time to time threatened or made against him by any person because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he commits or suffers while acting in his capacity as a director and/or officer of the Registrant or an affiliate or
(ii) being a party, or being threatened to be made a party, to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an officer, director, employee or agent of the Registrant or an affiliate or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The payments which the Registrant will be obligated to make thereunder shall include, inter alia, damages, charges, judgments, fines, penalties, settlements and costs, cost of investigation and cost of defense of legal, equitable or criminal actions, claims or proceedings and appeals therefrom, and costs of attachment, supersedeas, bail, surety or other bonds. The Registrant also provides liability insurance for each of its directors and executive officers.

Item 16.  Exhibits.

          The following exhibits are filed herewith:

Number              Description
- ------              -----------
5         Opinion of McAfee & Taft A Professional Corporation re
          legality and consent.

23.1      Consent of Price Waterhouse LLP.

23.2      Consent of Williamson Petroleum Consultants, Inc.

23.3 Consent of McAfee & Taft A Professional Corporation, included as part of Exhibit 5.

23.4      Consent of Coopers & Lybrand L.L.P.

24        Power of attorney


Item 17.  Undertakings.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any prospectus required by Section
          10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change from the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15, or otherwise, the Registrant has been ad-vised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is as-serted by such director, officer or controlling person in connec-tion with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate juris-diction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on the 19th day of September, 1996.

                                          CHESAPEAKE ENERGY CORPORATION


                                          By AUBREY K. MCCLENDON
                                            Aubrey K. McClendon, Chairman
                                            of the Board and Chief Executive
                                            Officer


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 19, 1996.

AUBREY K. MCCLENDON             TOM L. WARD
Aubrey K. McClendon, Chairman   Tom L. Ward, President and
of the Board and Chief          Director
Executive Officer (Principal
Executive Officer)

MARCUS C. ROWLAND               RONALD A. LEFAIVE
Marcus C. Rowland, Vice         Ronald A. Lefaive, Controller
President - Finance and Chief   (Principal Accounting Officer)
Financial Officer (Principal
Financial Officer)

                                BREENE M. KERR
E. F. Heizer, Jr., Director     Breene M. Kerr, Director

SHANNON SELF                    FREDERICK B. WHITTEMORE
Shannon Self, Director          Frederick B. Whittemore, Director

WALTER C. WILSON
Walter C. Wilson, Director

                         EXHIBIT INDEX

Exhibit No.    Exhibit Description            Method of Filing
- -----------    -------------------            ----------------
5              Opinion of McAfee & Taft       Filed herewith electronically
               A Professional Corporation
               re legality and consent

23.1           Consent of Price Waterhouse    Filed herewith electronically
               LLP

23.2           Consent of Williamson          Filed herewith electronically
               Petroleum Consultants, Inc.

23.3           Consent of McAfee & Taft       Filed herewith electronically
               A Professional Corporation,
               included as part of Exhibit 5

23.4           Consent of Coopers & Lybrand   Filed herewith electronically
               LLP

24             Power of attorney              Filed herewith electronically